THIS ANNOUNCEMENT (AND THE INFORMATION CONTAINED HEREIN) IS NOT FOR FORWARDING, PUBLICATION, DISTRIBUTION OR RELEASE, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA, JAPAN, NEW ZEALAND AND THE REPUBLIC OF SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

18 SEPTEMBER 2014

TRADER MEDIA EAST LIMITED

1 FOR 5 NEW GDR OFFERING OF 2,501,842 NEW GDRS TO EXISTING GDR HOLDERS AT A SUBSCRIPTION PRICE OF US$2.03 PER NEW GDR CONCURRENTLY WITH A SHARE RIGHTS OFFERING TO EXISTING SHAREHOLDERS OF UP TO 10,000,000 NEW SHARES AT AN EQUIVALENT PRICE OF US$2.03 PER ORDINARY SHARE

Capital Raising

The Board of Trader Media East Limited (the "Company") has today launched: (i) an offering to holders of the Company's global depositary receipts ("GDRs") on 17 September 2014 (save for those persons to whom the distribution of the Prospectus and for whom the subscription for new GDRs (as defined above) is restricted by law, "Eligible Investors") of the right to subscribe for new ordinary shares in the capital of the Company (the "New Shares") in the form of newly issued GDRs ("New GDRs"), with one New GDR representing one New Share (the "New GDR Offering"); and (ii) an offering to holders of ordinary shares on the register of members of the Company on 17 September 2014 the right to subscribe for New Shares pro rata to their existing holding of Shares (the "Pre-emptive Share Offering"). One New GDR will be offered for every five GDRs held by Eligible Investors.  The Company intends to raise proceeds of approximately US$19.8 million (net of expenses).

The New GDR Offering and the Pre-emptive Share Offering will be underwritten by the Company's majority shareholder, Hürriyet Invest B.V.

Documentation

The Prospectus containing details of the New GDR Offering will be made available at the Company's registered office and Clifford Chance LLP's London Office and will also be made available on the Company's website (www.tmeast.com). A copy of the Prospectus will also be submitted to the National Storage Mechanism and will shortly be available for inspection at www.Morningstar.co.uk/uk/NSM.

Enquiries

Trader Media East Limited
Tel: +90 216 5569290
Murat Doğu
E-mail: mdogu@doganholding.com.tr

Investor Relations Contact Information

İnci Tarı
Investor Relations Director
Tel: +90 212 449 65 54
E-mail: itari@hurriyet.com.tr

THIS ANNOUNCEMENT (AND THE INFORMATION CONTAINED HEREIN) DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES IN THE UNITED STATES, AUSTRALIA, CANADA, JAPAN, NEW ZEALAND, THE REPUBLIC OF SOUTH AFRICA OR ANY OTHER JURISDICTION. SECURITIES MAY NOT BE OFFERED FOR SALE IN THE UNITED STATES ABSENT REGISTRATION UNDER THE US SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR AN EXEMPTION FROM REGISTRATION. THE SECURITIES DESCRIBED IN THIS ANNOUNCEMENT WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, SUBJECT TO CERTAIN LIMITED EXCEPTIONS, WILL NOT BE OFFERED FOR SALE IN THE UNITED STATES.

THIS ANNOUNCEMENT IS AN ADVERTISEMENT AND NOT A PROSPECTUS. NEITHER THIS ANNOUNCEMENT NOR ANY PART OF IT SHALL FORM THE BASIS OF OR BE RELIED ON IN CONNECTION WITH OR ACT AS AN INDUCEMENT TO ENTER INTO ANY CONTRACT OR COMMITMENT WHATSOEVER. INVESTORS SHOULD NOT SUBSCRIBE FOR OR PURCHASE ANY SHARES REFERRED TO IN THIS ANNOUNCEMENT EXCEPT ON THE BASIS OF INFORMATION IN THE PROSPECTUS. COPIES OF THE PROSPECTUS WILL, FOLLOWING PUBLICATION, BE AVAILABLE FROM THE COMPANY'S REGISTERED OFFICE AND CLIFFORD CHANCE LLP'S LONDON OFFICE AND WILL ALSO BE MADE AVAILABLE ON THE COMPANY'S WEBSITE (WWW.TMEAST.COM).

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